Exhibit 10.1
April 27, 2023
Ravi Inukonda
c/o DoorDash, Inc.
303 2nd Street, South Tower, 8th Floor
San Francisco, California 94107
Re: Confirmatory Employment Letter
Dear Ravi:
This letter agreement (the “Agreement”) is entered into between Ravi Inukonda (“you”) and DoorDash, Inc. (the “Company” or “we”). This Agreement is effective as of the date you sign it, as indicated below. The purpose of this Agreement is to confirm the current terms and conditions of your employment.
1.Position. Your position will continue to be Chief Financial Officer, and you will continue to report to the Company’s Chief Executive Officer or to such other person as the Company subsequently may determine. This is a full-time position. You will perform the duties and have the responsibilities and authority customarily performed and held by an employee in your position or as otherwise may be assigned or delegated to you by the Company. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this Agreement, you reconfirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.
2.Cash Compensation. Your current annual base salary is $350,000, which will be payable, less applicable withholdings and deductions, in accordance with the Company’s normal payroll practices. Your annual base salary will be subject to review and adjustment based upon the Company’s normal performance review practices.
3.Equity Awards. You will be eligible to receive awards of stock options, restricted stock units or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Committee will determine in its discretion whether you will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.
4.Employee Benefits. As a regular full time employee of the Company, you will continue to be eligible to participate in Company-sponsored benefits in accordance with the terms of the Company’s policies and benefits plan. In addition, you will continue to be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time. Information regarding coverage, eligibility, and other information regarding these benefits is set forth in more detailed documents that are available from the Company. With the exception of the Company’s at-will employment policy, discussed below, the Company may, from time to time, in its sole discretion, modify or eliminate its policies and/or benefits offered to employees.
5.Severance. You will be eligible for the Company’s Executive Change in Control and Severance Plan (the “Severance Plan”). Your Participation Agreement under the Severance Plan will specify the severance payments and benefits you would be eligible to receive in connection with certain terminations of your employment with the Company. These protections will supersede all other severance payments and benefits you would otherwise currently be eligible for to, or would become eligible for in the future, under any plan, program or policy that the Company may have in effect from time to time. The Severance Plan and your Participation Agreement are attached hereto as Exhibit A.
6.Proprietary Information and Inventions Agreement. As an employee of the Company, you will continue to have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, your acceptance of this Agreement confirms that the terms of the Company’s Proprietary Information and Inventions Agreement you previously signed with the Company (the “PIIA”) still apply.
7.Employment Relationship. Employment with the Company will continue to be for no specific period of time. Your employment with the Company will continue to be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this Agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).
8.Alternative Dispute Resolution Agreement. If you did not opt out of the Company’s standard Arbitration Agreement previously, you will continue to be subject to the terms thereof.
9.Protected Activity Not Prohibited. Nothing in this Agreement or in any other agreement between you or the Company, as applicable, will in any way limit or prohibit you from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, “Protected Activity” means filing a charge or complaint, or otherwise communicating, cooperating, or participating with, any state, federal, or other governmental agency, including but not limited to the U.S. Securities and Exchange Commission, the Equal Employment Opportunity Commission, and the National Labor Relations Board. Notwithstanding any restrictions set forth in this Agreement or in any other agreement between you or the Company, as applicable, you understand that you are not required to obtain authorization from the Company prior to disclosing information to, or communicating with, such agencies, nor are you obligated to advise the Company as to any such disclosures or communications. In making any such disclosures or communications, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute confidential information (within the meaning of the PIIA) to any parties other than the relevant government agencies. You further understand that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent will constitute a material breach of this Agreement. You acknowledge that the Company has provided you with notice in compliance with the Defend Trade Secrets Act of 2016 regarding immunity from liability for limited disclosures of trade secrets. The full text of the notice is attached in Exhibit B.
10.Miscellaneous. This Agreement, along with the PIIA and the Severance Plan and Participation Agreement, and the Arbitration Agreement, constitute the entire agreement between you and the Company regarding the subject matters discussed herein, and they supersede all prior negotiations, representations or agreements between you and the Company. This Agreement may only be modified by a written agreement signed by you and the Company’s Chief Executive Officer.
To confirm the current terms and conditions of your employment, please sign and date in the spaces indicated and return this Agreement to the Company.

Sincerely,
DoorDash, Inc.

By: /s/ Tony Xu
Tony Xu
Chief Executive Officer
I have read and understood this Agreement and hereby acknowledge, accept and agree to the terms as set forth herein and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Ravi Inkukonda
Ravi Inukonda

Date:     April 27, 2023

Exhibit A

EXECUTIVE CHANGE IN CONTROL AND SEVERANCE PLAN AND
PARTICIPATION AGREEMENT

Exhibit B

SECTION 7 OF THE DEFEND TRADE SECRETS ACT OF 2016

“ . . . An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. . . . An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual—(A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”